                                                                    EXHIBIT 12.2


                IMPACT MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES
                   COMPUTATION OF RATIO OF EARNINGS TO FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS
                         (dollar amounts in thousands)


Computation of ratio of earnings to fixed charges and preferred stock dividends (including CMO debt):

                                       For the nine months
                                       ended September 30,                      For the year ended December 31,
                                      ----------------------    ----------------------------------------------------------------
                                      Pro forma       1998      Pro forma     1997        1996      1995      1994        1993
                                      ---------       ----      ---------     ----        ----      ----      ----        ----
Fixed charges                         $128,462      $128,482    $118,332    $118,332    $75,954    $3,552    $  762      $  533
Preferred stock dividends                2,363             -       3,150           -          -         -         -           -
                                      --------      --------    --------    --------    -------    ------    ------      ------
Combined fixed charges and
 preferred stock dividends             130,845       128,482     121,482     118,332     75,954     3,552       762         533
Net earnings                             2,130         2,130     (16,029)    (16,029)    11,879     2,134       460       4,747
Preferred stock dividends               (2,363)            -      (3,150)          -          -         -         -           -
                                      --------      --------    --------    --------    -------    ------    ------      ------
    Total                             $130,612      $130,612    $102,303    $102,303    $87,833    $5,666    $1,222      $5,280
                                      ========      ========    ========    ========    =======    ======    ======      ======
Ratio of earnings to fixed charges
 and preferred stock dividends             1.0x          1.0x        0.8x        0.9x       1.2x      1.6x      1.6x        9.9x
                                      ========      ========    ========    ========    =======    ======    ======      ======